MIM NEWS                            FOR IMMEDIATE RELEASE


For further information please contact:            Richard H. Friedman
                                                   Chief Executive Officer
                                                   MIM Corporation
                                                   914-460-1635




                MIM CORPORATION ACQUIRES SPECIALTY INFUSION HOME
                      HEALTHCARE COMPANY AMERICAN DISEASE
                          MANAGEMENT ASSOCIATES, L.L.C.
              -- Strengthens MIM's Push Into Specialty Pharmacy --

ELMSFORD, New York, August 4, 2000 - MIM Corporation (NASDAQ: MIMS), an independent pharmacy benefit management, specialty pharmaceutical and fulfillment/e-commerce organization, announced today that it has completed the acquisition of all of the equity interests of American Disease Management Associates, L.L.C., or "ADIMA", an integrated specialty pharmacy and home healthcare provider of infusion and injectible specialty pharmaceutical products and services. MIM Corporation acquired ADIMA for approximately $24 million, $19 million in cash and the balance in MIM Corporation common stock.

ADIMA, located in Livingston, New Jersey, provides high-tech intravenous and injectible specialty pharmaceutical products to chronically ill patients receiving healthcare services from home by highly trained IV certified registered nurses, typically after a hospital discharge. ADIMA has established itself among its managed care client base as a high quality provider of specialty pharmaceutical infusion and injectible products. ADIMA provides these products and services to managed care organization's plan members principally residing in the New York and New Jersey metropolitan areas.

The transaction will be accounted for as a purchase and is anticipated to be accretive to MIM's 2000 earnings. MIM financed the acquisition partially with its available cash on hand and utilized a portion of its $30 million revolving credit facility with General Electric Capital Corporation for the balance. The Company previously disclosed that it had secured, through its principal operating subsidiary, MIM Health Plans, Inc., a $30 million revolving credit facility, to be used by the Company for, among other things, acquisitions.

"The acquisition of ADIMA further solidifies the strong foundation that MIM has built over the last several months in contracting with new managed care organizations and our existing PBM managed care and TPA clients to deliver specialty pharmaceutical products



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and services to their members who are afflicted with chronic illnesses and other serious conditions and are required to receive costly, hard to administer oral, injectible or infusion pharmaceutical products." said Richard H. Friedman, Chairman and Chief Executive Officer of MIM. "We are excited to have the entire current ADIMA management team joining us to manage and grow this exciting new business area that focuses on the delivery and administering of specialty pharmaceutical infusion and injectible products and services.

ADIMA and MIM anticipate opening similar facilities in MIM's existing Ohio, Rhode Island and Tennessee facilities to provide these highly technical products and services to plan members in those markets. ADIMA's managed care clients and their members will benefit greatly from this arrangement; they will continue to receive the same quality products and services they have come to expect from ADIMA over the years. They will also receive the added value provided by MIM's expertise in delivering highly sophisticated clinical pharmacy and technology programs and services to its clients and their plan members," Mr. Friedman added.

MIM Corporation is an independent pharmacy benefit management, specialty pharmaceutical and fulfillment/ e-commerce organization that partners with healthcare providers and sponsors to control prescription drug costs. MIM's innovative pharmacy benefit products and services use clinically sound guidelines to ensure cost control and quality care. MIM's specialty pharmaceutical division specializes in serving the chronically ill affected by life threatening diseases. MIM's fulfillment and e-commerce pharmacy specializes in serving individuals that require long-term maintenance medications. MIM's online pharmacy, http://www.mimrx.com/, develops private label websites to offer groups innovative, customized, health information services and products on the Internet for their members.

This press release may contain statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief or current expectations of the Company and its subsidiaries (including its newly acquired subsidiary American Disease Management Associates, L.L.C.) and their respective directors, officers and other members of management with respect to, among other things, predictions of future operating performance of the Company and management's plans and objectives. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those forward looking statements as a result of various factors. Factors that could cause or contribute to such differences include, but are not limited to those described in the Company's periodic filings with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 1999 and its Form 10-Q for the period ended March 31, 2000.

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